EXHIBIT 16

                       LA SALLE FINANCIAL PARTNERS, L. P.
                                    Suite 405
                             259 E. Michigan Avenue
                           Kalamazoo, Michigan  49007

                            Telephone (616) 344-4993
                            Facsimile  (616) 344 4994


   April 17, 1998

   Mr. Roger P. Weise
   HMN Financial, Inc.
   101 North Broadway
   Spring Valley, MN  55975

   Dear Mr. Weise:

   La Salle Financial Partners, L. P. believes that the HMN Financial, Inc. board of directors has engaged in delaying tactics and improper actions designed to further entrench incumbent members of the board. The Partnership further believes that the HMN Financial board has abused and manipulated the election process by:

        1. Amending the bylaws by inserting an inequitable residency requirement, requiring that every nominee to the company's board of directors reside in a county in which a full-service branch of HMN is located, thereby excluding from board membership qualified and experienced individuals residing outside of the HMN market area;

        2. Misrepresenting to the Partnership that HMN did not have in its possession a non-objecting beneficial owners shareholders list, and producing the list to the Partnership only after the Partnership learned of the HMN deception two months after the request was made;

        3. Causing the Partnership to file a complaint in Delaware Chancery Court against the board of directors of HMN Financial to ensure delivery of shareholder information as required by law; and

        4. Revising the voting record date for the 1998 annual meeting, due to non-compliance of federal law, by failing to provide proper notice of the original record date.

   Please be advised, therefore, that La Salle Financial Partners, Limited Partnership, hereby withdraws its notice of intent to nominate Thomas A. Burton for election to the Board of Directors of HMN Financial, Inc., at the 1998 Annual Meeting of Shareholders.

   Sincerely,

   LA SALLE FINANCIAL PARTNERS, L. P.

   By:  LaSalle Capital Management, Inc.,

   /s/ Richard J. Nelson

   By:  Richard J. Nelson
        President